Exhibit 5.1

October 1, 2025

Alpha Cognition Inc.

c/o 1200 – 750 West Pender Street

Vancouver, BC V6C 2T8

Dear Sirs and Mesdames:

Re:	Alpha Cognition Inc. – Registration Statement on Form S-3 (File No. 333-289792)

We have acted as Canadian counsel to Alpha Cognition Inc., a company incorporated under the laws of British Columbia, Canada (the “Company”), in a public offering pursuant to the Registration Statement on Form S-3, which was declared effective on August 29, 2025 by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) (File No. 333-289792), as supplemented by the final prospectus supplement, dated September 30, 2025, including the accompanying base prospectus (the “Prospectus Supplement”). The Prospectus Supplement relates to the offer and sale of up to 5,491,516 common shares, with no par value (the “Common Shares”), which includes 840,000 Common Shares that may be sold pursuant to the exercise of an option to purchase additional shares, and pre-funded warrants to purchase up to 948,484 Common Shares (the “Pre-Funded Warrants”), which may be issued in lieu of Common Shares.

In rendering the opinions herein, we have examined originals or copies of documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary. We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photocopies or facsimiles thereof. We have assumed the offering of securities being registered under the Prospectus Supplement will complete as described in the Prospectus Supplement. We have assumed the accuracy and truthfulness of all representations and statements made in the documents so examined, and the performance of all obligations under agreement presented to us. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based upon legislation, rules and regulations in effect on the date hereof.

Subject to the foregoing qualifications, we are of the opinion that as at the date hereof, the Common Shares registered under the Prospectus Supplement, including Common Shares issuable upon exercise of Pre-Funded Warrants, shall be, upon issuance, issued as duly and validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K for incorporation by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to us under the caption “Legal matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

MORTON LAW LLP

/s/ Morton Law LLP